T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name of Fund:  The Prudential Series Fund, Inc. -  SP Small
Cap Growth Portfolio

1.   Name of Issuer:  FCStone Group, Inc.

2.   Date of Purchase:  August 3, 2007

3.   Number of Securities Purchased:  5,050

4.   Dollar Amount of Purchase:  $253,762.50

5.   Price Per Unit:  $50.25

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:    Banc of America Securities, LLC

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
BMO Capital Markets Corp.
William Blair & Company, LLC
Raymond James & Associates, Inc.
Sandler O'Neill & Partners, L.P.